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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM N-18F-1


             NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                UNDER THE INVESTMENT COMPANY ACT OF 1940.





                              Atlas Assets, Inc.
    ----------------------------------------------------------------------
                           Exact Name of Registrant



                    PERSONS WHO TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1846 (5-00)

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                        NOTIFICATION OF ELECTION

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of San Leandro and the state of California on the 26th day of August, 2002.

                    Signature    Atlas Assets, Inc.
                              -----------------------------------------------
                                             (Name of Registrant)

                           By    Joseph M. O'Donnell
                              -----------------------------------------------
                               (Name of director, trustee or officer signing
                                        on behalf of Registrant)

                                 Vice President & Secretary
                              -----------------------------------------------
                                                  (Title)

Attest:   W. Lawrence Key
         -----------------------
                (Name)

         Group Senior Vice President & Chief Operating Officer
         ------------------------------------------------------
                (Title)



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